Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114744 on Form S-8 of our report dated June 30, 2008, relating to the financial statements and supplemental schedules of AB Car Rental Services, Inc. Retirement Savings Plan (which report expresses an unqualified opinion and includes an explanatory paragraph relating to investments whose fair values have been estimated by management in the absence of readily determinable fair values), appearing in this Annual Report on Form 11-K of AB Car Rental Services, Inc. Retirement Savings Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
New York, New York

June 30, 2008

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